MIND MEDICINE (MINDMED) INC. INSIDER TRADING POLICY

As amended and restated, effective July 25, 2022

Doc. No. P-CG-002	Rev. No. 002	Effective: 07/25/2022

I.
Introduction

During the course of your employment, directorship or consultancy with Mind Medicine (MindMed) Inc. (the “Company”), you may receive important information that is not yet publicly available (“inside information”) about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy

A.
Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone whether such person uses it for personal gain or not, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

B.
Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would reasonably be expected to affect the market price of the company’s shares or would reasonably be expected to be considered important, or “material,” by investors who are considering trading in that company’s shares. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight.

If you possess inside information, you may not trade in a company’s shares, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” not only includes purchasing and selling the Company’s shares in the public market, but also engaging in short sales, transactions in put or call options, hedging transactions, other inherently speculative transactions, making any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Furthermore, you are prohibited under Canadian securities laws from communicating the information to anyone else unless (a) that information has been generally disclosed or (b) in the necessary course of the Company’s business and you have no ground to believe it will be used or disclosed by the other party contrary to Canadian securities laws. The “necessary course of business” exception would generally cover communications with:

•
employees, officers, and directors of the Company;
•
lenders, legal counsel, auditors, underwriters, accountants, investment bankers and consultants;
•
credit rating agencies under contract with the Company;
•
customers, suppliers, or strategic partners where the communications are relevant to the Company’s business with them;
•
parties to negotiations;
•
parties subject to request for proposals;
•
labour unions and industry associations; and
•
government and government agencies and non-governmental regulators.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his or her designee (each, a “Clearing Officer”) The Clearing Officer is the Company’s Chief Legal Officer, or in his or her absence, such other individual designed by the Company’s board of directors.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

•
financial results or forecasts;
•
status of product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;

•
timelines for pre-clinical studies or clinical trials;
•
acquisitions or dispositions of assets, divisions, property, joint venture interests or companies;
•
public or private sales of debt or equity securities;
•
share splits, consolidations, exchanges, dividends or changes in dividend policy or payments;
•
material modifications to rights of security holders
•
the establishment of a repurchase program for the Company’s securities or planned repurchases or redemptions of securities;
•
gain or loss of a significant licensor, licensee or supplier;
•
changes or new corporate partner relationships or collaborations.
•
notice of issuance or denial of patents;
•
regulatory developments;
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management or control changes;
•
employee layoffs;
•
waivers of corporate ethics and conduct rules for officers, directors, and other key employees;
•
de-listing of the Company’s securities or their movement from one quotation system or exchange to another;
•
a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
major reorganizations, amalgamations, or mergers;
•
changes in credit arrangements including the borrowing or lending of a significant amount of money, any mortgaging or encumbering of the Company’s assets, defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors, changes in rating agency decisions or significant new credit arrangements;
•
tender offers or proxy fights;
•
accounting restatements;
•
litigation or settlements; and
•
impending bankruptcy.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

For information to be considered publicly disseminated, it must be widely disclosed through a press release, a public filing on EDGAR (in the U.S.) and SEDAR (in Canada) or other widely disseminated announcement. Additionally, once disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

III.
Trading

You are required to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

A.
Covered Insiders

The provisions outlined in this insider trading policy apply to all directors, employees and consultants of the Company and its subsidiaries. You are responsible for making sure that members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund) comply with this policy. However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.”

B.
Quarterly Blackout Periods

You and Related Persons may not conduct any transactions with the Company’s securities (other than as specified by this Policy) during the period beginning two weeks prior to the closing of each fiscal quarter and ending at the close of business on the second business day following the date the Company’s financial results are publicly disclosed. In other words, you may only conduct transactions in Company securities during the “window period” beginning the close of business on the second business day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter.

This window period may be closed early or may not open if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to the window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. An employee or director who believes that special circumstances require him or her to trade during a closed trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

C.
Exceptions

The prohibited activities above do not apply to:

1.
Option Exercises. You may exercise options granted under the Company’s share option plans for cash or, at the Company’s discretion, if permitted may elect to have the Company withhold securities in connection with an option exercise without restriction to any particular period provided that, at the time of exercise or withholding, you are not in possession of inside information about the Company. However, the subsequent sale of the shares (including sales of shares in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.
2.
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, employee or consultant that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian securities laws, (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144). The Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan are subject to the Company’s approval.
3.
Tax Withholding Transactions. The surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted share units, options or other equity awards granted under the Company’s equity compensation plans is permitted without restriction to any particular period provided that, at the time of surrender, you are not in possession of inside information about the Company. Of course, subject to Section C.4 below, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy.
4.
Sell-to-Cover Transactions. The sale of shares to satisfy tax withholding obligations as a result of the issuance of shares upon the vesting of restricted share units provided that, in advance of any such sale, you must first obtain pre-clearance of the transaction from the Clearing Officer at least three (3) business days in advance. The Clearing Officer will then determine whether the sell-to-cover transaction may proceed.
D.
Prohibited Transactions
1.
Speculative or Short-Term Trading. You may not engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.

2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, employee or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the window period provisions set forth in paragraph III.B above.
E.
Pre-Clearance Procedures for “Section 16 Officers” and Directors

In addition to the requirements listed above, Section 16 officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Clearing Officer at least three (3) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will coordinate with the Company’s Legal Department to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph.

Advance notice of gifts or an intent to exercise an outstanding share option or restrictive stock unit shall be given to the Clearing Officer. Upon completion of any transaction, the director or Section 16 officer, must immediately notify the Clearing Officer so that the Company may assist in any Section 16 reporting obligations.

F.
Short-Swing Trading/Control Share/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms

3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

IV.
Post-Termination Transactions

This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after termination of service with the Company. If you are in possession of inside information after termination of service, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

V.
Potential Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. If you have questions about this policy you should contact your own advisor or the Clearing Officer. Please also see the “Frequently Asked Questions attached hereto as Exhibit A.

VI.
Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

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MIND MEDICINE (MINDMED) INC. INSIDER TRADING POLICY CERTIFICATION

To: Mind Medicine (MindMed) Inc.

I, , have received and read a copy of the Mind Medicine (MindMed) Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Mind Medicine (MindMed) Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Mind Medicine (MindMed) Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)